FIRST AMERICAN
RAILWAYS, INC.

                                           June 24, 1997

Mr. C. Dawson Buck
Dunsfold Ryse Estate
Chiddingfold Surrey
United Kingdom GU84YA

Dear Dawson,

This letter serves as First American Railway, Inc.'s (FAR's) understanding as to our agreement concerning your participation in the growth of our Company.

1. Equity Investment:
     You will invest $200,000 (U.S.) directly into FAR, receiving common stock which will be registered within 90 days. This investment will not require any acquisition brokerage fees since you are purchasing the stock directly from the Company. The price will be the current market price of the stock on the date of your execution of this agreement less 15%. It is required that you remit your funds to FAR within 7 days of the execution date to ensure compliance with these favorable terms (price, etc.).

     In addition, you will be granted, as of the execution date, non-qualified five-year stock options to purchase 10,000 shares of common stock (subject to the standard anti-dilution protections) at an exercise price which is equal to the then current market price. These options will vest over 3 years in one-third increments (3,333 shares) annually--the first year anniversary occurring one year after the execution date of this agreement.

II. Consulting Services:
     A) Sponsorship Program - To solicit, negotiate, and maintain relationships with associations or corporate sponsors in Europe. In this capacity, you will utilize leads or suggestions from the President and the Vice President of Sales and Marketing. You are also expected to generate your own candidate sponsor targets.
     B) Scenic Railroad Acquisition Program - To research, negotiate, and participate in completion of target acquisition companies in Europe. In this capacity you will utilize leads or suggestions from the President. You are also expected to identify your own target companies.

-----------------------------
3700 North 29 Avenue, Suite 202
Hollywood, Florida 33020
954/920-0606 * Fax: 954/920-0602

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C. Dawson Buck                       Page 2                        June 24, 1997


     C) Fun-Train Development Program - To research, identify, and participate in completion [including negotiation] of new Fun-Train projects in Europe. In this capacity you will utilize leads or suggestions from the President. You are also expected to identify your own potential locations for development.

III. Office, Telephones & Travel/Entertainment Expenses:
     You will be reimbursed for all reasonable expenses of this type on a pre-approved basis. Gordon Downing will work out an appropriate methodology after execution of this agreement.

IV. Consulting Compensation:
    Your compensation, in addition to the stock options, will be:
         A) A stipend paid quarterly of $7,500.00 (U.S) [$30,000 per year] beginning July 1, 1997.
         B) 4% of gross margin on collected sponsorship program income.
         C) A to-be-determined amount, on a case by case basis, for all acquisitions or new Fun-Train development activities after FAR agrees to pursue a transaction.
         D) The discounted equity investment opportunity described in (I) above.
         E) Stock options described in (I) above will be granted annually.

If this meets with your approval, please execute and date below. We believe you will rapidly become an important part of our team.

                                           Sincerely,

                                           /s/ Raymond Monteleone
                                           ----------------------
                                           Raymond Monteleone
                                           President

RM/pl

Agreed by:

/s/ C. Dawson Buck
------------------
C. Dawson Buck

Date: 6-26-97